   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1996.


                                              REGISTRATION NO. 333-11091
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------
                                Post-Effective
                                Amendment No. 1
                                     To
                                   Form S-3

                                  ----------

                          ASCEND COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

                                  ----------
   DELAWARE                          7373                         94-3092033
(State or other          (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of             Classification Number)           Identification No.)
incorporation or
organization)

                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502
                                (510) 769-6001
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                  ----------
                                ROBERT K. DAHL
                          VICE PRESIDENT FINANCE AND
                            CHIEF FINANCIAL OFFICER
                          ASCEND COMMUNICATIONS, INC.

                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502
                                (510) 769-6001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                            THOMAS W. FURLONG, ESQ.
                            WILLIAM A. RODONI, ESQ.
                         Gray Cary Ware & Freidenrich
                          A Professional Corporation
                              400 Hamilton Avenue
                              Palo Alto, CA 94301
                                  ----------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  ----------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                                      AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING       AMOUNT OF
                                                       REGISTERED           SHARE(1)               PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value).....................   203,272 shares       $48.0625               $9,769,761            $3,369(2)
====================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of Ascend Communications, Inc. as reported on The Nasdaq National Market on August 22, 1996.

(2)   This amount has been previously paid.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED DECEMBER 2, 1996

                                 203,272 SHARES

                          ASCEND COMMUNICATIONS, INC.

                                  COMMON STOCK

      The 203,272 shares of Common Stock of Ascend Communications, Inc. ("Ascend" or the "Company") offered by this Prospectus are shares of Common Stock issuable under currently exercisable warrants (the "Warrants") assumed by Ascend in connection with the merger of NetStar, Inc. ("NetStar") with a wholly-owned subsidiary of Ascend (the "NetStar Merger") which was consummated on August 15, 1996. The shares of Common Stock issuable upon the exercise of the Warrants may be sold from time to time by or on behalf of certain securityholders (the "Selling Securityholders") of the Company described in this Prospectus under "Selling Securityholders." The Warrants were originally issued in private offerings made by NetStar in reliance on Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to register under the Securities Act a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable if all the Warrants were fully exercised (the number of shares of Common Stock registered are hereinafter collectively referred to as the "Shares"). The Company has also agreed to use its best efforts to cause the registration statement covering the Shares to be declared effective and to remain effective for as long as any Warrants remain outstanding. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders. The Company will receive the proceeds from the cash exercise of any Warrants. See "Use of Proceeds."

      The Company has been advised by the Selling Securityholders that they intend to sell all or a portion of the Shares from time to time in The Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

      The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including, without limitation, printers' and accounting fees, fees and disbursements of counsel for the Company, but excluding fees and expenses of counsel to the Selling Securityholders and any underwriting commissions or discounts, filing fees and transfer or other taxes, which shall be borne by the Selling Securityholders.

      THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.


      The Company's Common Stock is quoted on The Nasdaq National Market. On November 26, 1996, the last sales price of the Company's Common Stock as reported on The Nasdaq National Market was $73.00.

                                   --------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE
       CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                                   --------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                     UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

              The date of this Prospectus is               , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Ascend's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning Ascend can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.

     The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 31, 1994;

     2.   Annual Report on Form 10-K for the year ended December 31, 1995;

     3.   Current Report on Form 8-K dated June 7, 1996;

     4. Quarterly Report on Form 10-Q for the three month periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

     5.   Registration Statement on Form S-4 filed on July 11, 1996; and

     6.   Form 10-C dated August 26, 1996.


          All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to Ascend Communications, Inc. at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502 (telephone number (510) 769-6001), Attn: Investor Relations.

                                  THE COMPANY

     Ascend develops, manufactures, markets, sells and supports a broad range of high-speed digital remote networking access products that enable its customers to build: (i) Internet access systems consisting of point of presence ("POP") termination equipment for Internet Service Providers ("ISPs") and remote site Internet access equipment for Internet subscribers; (ii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iii) videoconferencing and multimedia access facilities. These products are termed bandwidth on demand systems because they establish high-speed switched digital connections whose bandwidth, duration and destination can be adjusted to suit user application needs. These products support existing digital and analog networks.

     Ascend has three bandwidth on demand remote networking access product families, each of which is focused on major application segments: MAX products for wide area network ("WAN") access to corporate backbone networks, Internet access in POPs and multimedia access facilities; Pipeline products for telecommuting, remote office access and Internet access by individual sites or users; and Multiband products for videoconferencing and multimedia networks. These products support a wide variety of application interfaces, switched digital services, digital modem services and digital and analog access line types. This wide range of connectivity and interoperability options significantly increases the number of POP, corporate and individual sites that can benefit from bandwidth on demand networking. Ascend's products are distributed and serviced globally and Ascend maintains marketing and sales relationships with ISPS, including UUNET, PSI, BBN, MCI, EUNET, Demon, Pipex and NTT-PC, with major telecommunications carriers, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telekom and NTT in Japan, with video equipment providers, including Compression Labs, GPT, PictureTel and VTEL, and with value-added resellers ("VARs") and distributors.

     On August 15, 1996, Ascend completed the NetStar Merger whereby NetStar became a wholly-owned subsidiary of the Company. The Merger was treated as a pooling of interests for accounting and financial reporting purposes. Upon consummation of the NetStar Merger, the Company issued approximately 4,160,930 shares of its Common Stock in exchange for the outstanding shares of NetStar's Common Stock, based on a conversion ratio of 0.35398 of a share of Ascend Common Stock for each outstanding share of NetStar Common Stock.

     The principal executive offices of Ascend are located at 1701 Harbor Bay Parkway, Alameda, California 94502 and its telephone number at that location is
(510) 769-6001.

                                  RISK FACTORS

     The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus.

     Fluctuations in Quarterly Operating Results. Ascend has experienced rapid quarterly growth in net sales principally due to the emergence of several markets for bandwidth on demand network access products, increased market acceptance of Ascend's products and the expansion of Ascend's product line and distribution channels. Due to the evolving nature of the markets for Ascend's products, as well as the likelihood of increased competition, there can be no assurance that Ascend's rate of growth in net sales will continue or that Ascend will be able to sustain profitability in the future. Ascend's quarterly operating results are affected by a wide variety of factors, including competition, the mix of products sold, the mix of distribution channels employed, Ascend's success in developing, introducing and shipping new products, price reductions for Ascend's products, changes in the levels of inventory held by third party resellers, the timing of orders from and shipments to customers, seasonality and general economic conditions. Ascend expects that its gross margins could be affected in future periods by price adjustments as a result of increased competition. Ascend also expects that its gross margins could be adversely affected in future periods by increased sales of its Pipeline products as a percentage of net sales. These products have lower gross margins than Ascend's other products. In addition, Ascend's use of third parties to distribute its products to certain VARs may adversely affect Ascend's gross margins. Ascend typically operates with a relatively small backlog.

As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. A significant portion of Ascend's expense levels is relatively fixed in advance based in large part on Ascend's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on Ascend's operating results may be magnified by Ascend's inability to adjust spending to compensate for the shortfall. Ascend may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that Ascend will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

     Dependence on the Internet Access Market; Developing Markets; Market Acceptance of Ascend's Products. The recent growth in Ascend's net sales has been largely attributable to the use of its products for Internet access. Sales of Ascend's MAX products, which are used principally as POP termination devices by ISPs, accounted for approximately 26%, 63% and 79% of Ascend's net sales in 1994, 1995 and the first six months of 1996, respectively. Similarly, sales of Ascend's Pipeline products, which are used for Internet access by Internet subscribers, were approximately 10%, 20% and 14% of net sales in 1994, 1995 and the first six months of 1996, respectively. The market for Internet access products is new and evolving, and it is difficult to predict its size or future growth rate. Ascend believes that sales of its MAX and Pipeline products will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic and upon sustained adoption by end-user customers of the Internet for commerce and communication. There can be no assurance that this industry and infrastructure will develop or that this adoption will occur. Ascend believes competition in these markets will increase significantly in the future and could adversely affect Ascend's business, results of operations and financial condition.

     In addition, market acceptance of Ascend's products for applications other than Internet access is important to Ascend's future success. Specifically, Ascend's products are targeted at access to corporate backbone networks and local area networks ("LANs") by remote offices, telecommuters and mobile users, videoconferencing and multimedia access facilities. Ascend's success in generating significant sales in these emerging markets will depend in part on its ability to educate users about the benefits of Ascend's technology and to develop effective distribution channels to address these markets. These markets are diverse and rapidly evolving, and it is difficult to predict their potential size or future growth rate. Moreover, Ascend's limited resources relative to certain of its competitors may restrict its ability to remain current with respect to developments in these markets and to effectively pursue marketing activities in multiple markets simultaneously. Accordingly, there can be no assurance that Ascend's products will be widely accepted in these new markets or that Ascend will be able to identify additional markets. The inability of Ascend to continue to penetrate the various markets for its products or to successfully expand the markets for its products would have a material adverse effect on its business, results of operations and financial condition.

     Reliance on Sales to Internet Service Providers. Ascend sells a substantial percentage of its products, particularly its MAX products, to ISPs. Sales to ISPs accounted for approximately 21% and 23% of Ascend's net sales in 1995 and the six months ended June 30, 1996, respectively. Sales to one of these ISPs, UUNET, accounted for approximately 11% and 10% of net sales in 1995 and the six months ended June 30, 1996, respectively. Because Ascend's products are being used to enhance or extend the Internet access infrastructure of the ISPs, Ascend expects that sales to any particular ISP may vary considerably from period to period. Accordingly, there can be no assurance that sales to these entities, individually or as a group, will equal or exceed historical levels in any future period. Any development that would result in a substantial decrease or delay in sales to one or more of these entities, including actions by competitors or technological changes, could have a material adverse effect on Ascend's business, results of operations and financial condition.

     Integration of NetStar. Achieving the anticipated benefits of the NetStar Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and technology and coordination of their research and development, sales and marketing and financial reporting efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of the existing product lines and technology, resources could be diverted from new product development, resulting in delays in new product introductions. The integration of the product lines could also cause confusion or dissatisfaction among existing customers of Ascend and NetStar. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of certain operations following the Merger will require the dedication of management and other personnel resources which may temporarily distract attention from the day-to-day business of Ascend. Failure to successfully accomplish the integration of the two companies' operations could have a material adverse effect on Ascend's business, financial condition or results of operations.


     Transaction and Merger Charges. Ascend anticipates that it will incur an aggregate of approximately $7.5 million of direct transaction costs in the Merger. The Company incurred these costs subsequent to March 31, 1996.

     New Product Development and Timely Introduction of New and Enhanced Products. The markets for Ascend's products (including the product lines of NetStar acquired in the NetStar Merger) are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also may require Ascend to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Ascend will successfully develop, introduce or manage the transition of new products. Products may contain undetected or unresolved software errors when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing, software errors will not be found in new products or upgrades after commencement of commercial shipments of new or enhanced products. The inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect Ascend's operating results, particularly on a quarterly basis.

     Competition. The markets for Ascend's products are highly competitive and subject to rapid technological change. Ascend expects competition to increase in the future as current competitors enhance their product offerings and additional companies enter the market. Ascend's current competitors can be classified into three groups: manufacturers of WAN and Internet access equipment, manufacturers of remote LAN access and Internet subscriber access equipment, and manufacturers of bandwidth on demand products addressing the needs of the videoconferencing market. In the WAN and Internet access equipment market, Ascend primarily competes with Cisco Systems, Inc. ("Cisco"), U.S. Robotics Corporation and 3Com Corporation ("3Com"), each of which has substantially greater financial, marketing and technical resources than Ascend. In the remote LAN access and Internet subscriber access market, competition is widespread, although few companies have positioned their products specifically as digital bandwidth on demand network access systems. Ascend's primary competitors in this market are Gandalf, Cisco, Shiva and 3Com. In the videoconferencing access market, competitors include Madge Networks, Adtran and Promptus Communications (a subsidiary of GTI).

     Competitive factors in Ascend's markets include core technology, breadth of product features, product quality and functionality, pricing, marketing and distribution resources, international certifications and customer service and support. Some of Ascend's current and potential competitors have substantially greater financial, marketing and technical resources than Ascend. Many also have established relationships with current and potential customers for Ascend's products. Increased competition could result in price reductions, reduced profit margins or loss of market share, each of which would adversely affect Ascend's operating results. There can be no assurance that Ascend will be able to continue to compete successfully against current and future competitors as bandwidth on demand markets evolve and competition increases.

     Management of Growth. Ascend is currently experiencing rapid growth and expansion, which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for both existing and new management personnel. Ascend anticipates that its continued growth will require it to recruit and hire a substantial number of new engineering, sales and marketing and managerial personnel. There can be no assurance that Ascend will be successful at hiring or retaining these personnel. Ascend's ability to manage its growth successfully will also require Ascend to continue to expand and improve its operational, management and financial systems and controls and to expand its manufacturing capacity. If Ascend's management is unable to manage growth effectively, Ascend's business, results of operations and financial condition may be materially and adversely affected.

     Reliance on Third Party Value-Added Resellers and Distributors. Ascend's sales, to a significant degree, are made through VARs and distributors. Accordingly, Ascend is dependent upon the continued viability and financial stability of these VARs and distributors. While Ascend has contractual relationships with many of its VARs and distributors, these agreements do not require the VAR or distributor to purchase Ascend's products and can be terminated by the VAR or distributor at any time. There can be no assurance that any of Ascend's VARs and distributors will continue to market Ascend's products. Ascend's VARs and distributors generally offer products of several different companies, including products that are competitive with Ascend's products. Accordingly, there is a risk that these VARs and distributors may give higher priority to products of other suppliers, thus reducing their efforts to sell Ascend's products. Any special distribution arrangements and product pricing arrangements that Ascend may implement in one or more distribution channels for strategic purposes could adversely affect gross profit margins for its products.

     Dependence on Key Personnel. Ascend's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing and product development personnel. Ascend does not have employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management or technical personnel could adversely affect Ascend. Ascend believes that its future success will depend in large part upon its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that Ascend will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on Ascend's business, results of operations and financial condition.

     Tariff and Regulatory Matters. Rates for telecommunications services are governed by tariffs of licensed carriers that are subject to regulatory approval. Future changes in these tariffs could have a material effect on Ascend's business. For example, should tariffs for public switched digital services increase in the future relative to tariffs for private leased services, the cost-effectiveness of Ascend's products would be reduced, and its business and results of operations could be adversely affected. In addition, Ascend's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. In the United States, Ascend's products must comply with Part 15(a) (industrial equipment), Part 15(b) (residential equipment) and Part 68 (analog lines) of the Federal Communications Commission regulations. Ascend's products also must be certified by domestic telecommunications carriers. In foreign countries, Ascend's products are subject to a wide variety of governmental review and certification requirements. In addition, foreign customers typically require that Ascend's products receive certification from the country's primary telecommunications carriers. Any future inability to obtain on a timely basis or retain domestic certification or foreign regulatory approvals could have a material adverse effect on Ascend's business and results of operations.

     Dependence on Contract Manufacturers and Single-Source Suppliers. Ascend's production operations consist primarily of materials planning and procurement, quality control and final assembly, burn-in and testing of certain products. Ascend relies on independent contractors to manufacture certain of Ascend's products or components and subassemblies used in Ascend's products to its specifications. Ascend is also dependent upon single or limited source suppliers for a number of components and parts used in its products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet Ascend's future requirements for manufactured products, components and subassemblies. Ascend generally purchases single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to Ascend is dependent in part on Ascend's ability to provide its suppliers with accurate forecasts of its future requirements. Ascend has generally been able to obtain adequate supplies of parts and components in a timely manner from existing sources and endeavors to maintain inventory levels adequate to guard against interruptions in supplies. Ascend believes that there are alternative suppliers or alternative components for all of the components contained in its products. However, any extended interruption in the supply of any of the key components currently obtained from a single or limited source or the time necessary to transition a replacement supplier's product or a replacement component into Ascend's products could disrupt its operations and have a material adverse effect on Ascend's operating results in any given period. Ascend purchases certain components from foreign suppliers; however, all such purchases are denominated in U.S. dollars and Ascend believes all such components or alternate components are available from domestic suppliers. Ascend may also be subject to increases in component costs, which could also have a material adverse effect on its operating results.

     Dependence on Proprietary Technology. Ascend's success and ability to compete is dependent in part upon its proprietary technology. Ascend relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technology. Ascend currently holds two United States patents and one foreign patent and has three patent applications pending. There can be no assurance that patents will be issued with respect to pending or future patent applications or that Ascend's patents will be upheld as valid or will prevent the development of competitive products. In addition, Ascend has generally entered into confidentiality or license agreements with its employees, VARs, distributors, customers and potential customers and limits access to the distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by Ascend to protect its proprietary rights will be adequate to prevent misappropriation of its technology or that Ascend's competitors will not independently develop technologies that are substantially equivalent or superior to Ascend's technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Ascend is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time, Ascend has received claims of infringement of other parties' proprietary rights. Although Ascend believes that all such claims received to date are immaterial, there can be no assurance that third parties will not assert infringement claims in the future with respect to current or future products or that any such claims will not require Ascend to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

     International Sales. Ascend's international sales accounted for approximately 15%, 20%, 29% and 43% of Ascend's net sales in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively, and NetStar's international sales accounted for approximately 35% and 59% of its net sales in 1995 and the nine months ended June 30, 1996, respectively. International sales are expected to continue to account for a significant portion of Ascend's net sales in future periods. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Ascend depends on third party resellers for substantially all of its international sales. Certain of these third party resellers also act as resellers for competitors of Ascend and NetStar and could devote greater effort and resources to marketing competitive products. The loss of certain of these third party resellers could have a material adverse effect on Ascend's business and results of operations. Although Ascend's sales are denominated in U.S. dollars, fluctuations in currency exchange rates could cause Ascend's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in Ascend's results of operations. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers and end-users reduce their business activities during the summer months. These seasonal factors may have an effect on Ascend's business, results of operations and financial condition.

     Potential Issuance of Preferred Stock; Anti-Takeover Provisions. The Board of Directors of Ascend has the authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Ascend Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Ascend, thereby delaying, deferring or preventing a change in control of Ascend. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Ascend Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Ascend Common Stock. Ascend has no present plans to issue shares of Preferred Stock. Ascend may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change of control of Ascend. Certain of such measures may be adopted without any further vote or action by Ascend's stockholders. Ascend is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of Ascend, impede a merger, consolidation or other business combination involving Ascend or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Ascend.

     Volatility of Stock Price. Ascend's Common Stock has experienced significant price volatility and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of Ascend or of other companies in the network access industry or announcements by Ascend or its competitors regarding new product introductions or other developments affecting Ascend. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks and that have been unrelated or disproportionate to the operating performance of these companies.

                            SELLING SECURITYHOLDERS

     The Selling Securityholders hold Warrants which were assumed by the Company in connection with the NetStar Merger. The Warrants were originally issued in private offerings made in reliance on Regulation D and/or Section 4(2) of the Securities Act. The terms of the Warrants are described below.

     Agents' Warrants. From June 1992 to April 1994, NetStar issued warrants to purchase 374,202 shares of Common Stock of NetStar to selling agents, or their affiliates, in connection with three private placements of Common Stock by NetStar (the "Agents' Warrants"). The Agents' Warrants are exercisable at prices varying from $3.54 per share to $9.19 per share and expire at varying times through April 1999. Certain Agents' Warrants include provisions entitling the holder to convert the warrants into shares of Common Stock pursuant to "cashless" exercise provisions. These provisions allow the holder of the warrants to apply the difference between the exercise price of the warrants and the higher fair market value of the Common Stock underlying the warrants to the payment of the exercise price. As of the date of this Prospectus, Agents' Warrants to purchase 1,525 shares of Common Stock of the Company are outstanding.

     Bridge Warrants. In June 1995, NetStar completed a bridge financing consisting of the issuance of Bridge Units. Each Bridge Unit consisted of a $50,000 principal amount promissory note and warrants to purchase 10,000 shares of NetStar's Common Stock (the "Bridge Warrants"). The financing resulted in $4,200,000 of principal amount of notes outstanding and the issuance of Bridge Warrants to purchase 840,000 shares of NetStar's Common Stock. The Bridge Warrants are exercisable at $15.83 per share and expire in October 1999. As of the date of this Prospectus, Bridge Warrants to purchase 67,235 shares of Common Stock of the Company are outstanding.

     Underwriter's Warrants. In connection with a public offering of its Common Stock in September 1995, NetStar issued warrants to purchase an aggregate of 380,000 shares of Common Stock for a nominal purchase price to the R.J. Steichen & Company, the underwriter of the offering (the "Underwriter's Warrants"). The Underwriter's Warrants may be exercised in whole or in part during the four-year period beginning in September 1996 at $29.67 per share. The Underwriters' Warrants include "cashless" exercise provisions. As of the date of this Prospectus, Underwriter's Warrants to purchase 134,512 shares of Common Stock of the Company are outstanding.

     The following table lists the Selling Securityholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire upon the exercise of the Warrants issued to each as of August 15, 1996, the number of Shares expected to be sold by each, assuming the exercise of all Warrants, and the number of shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold.


                                                                                              Shares Owned
                                                              Shares Owned     Shares To          After
Selling Securityholder/(1)/                                  Before Offering   Be Offered        Offering
---------------------------                                  ---------------   ----------       ---------
John E. Feltl                                                 56,447/(2)(3)/       56,447           0
Richard Heise                                                 54,677/(2)(3)/       54,677           0
Jack J. Karnowski                                              7,079/(4)/           7,079           0
Richard Neslund                                                7,079/(4)/           7,079           0
Steve Barker                                                   5,814/(2)(3)/        5,814           0
Dennis Hanish                                                  4,115/(2)(3)/        4,115           0
John Ryden                                                     4,115/(2)(3)/        4,115           0
Larry P. Arnold                                                3,539/(4)/           3,539           0
Michael W. Diffley                                             3,539/(4)/           3,539           0
Robert H. Doerr and Susan C. Doerr, JT TEN                     3,539/(4)/           3,539           0
Jerrold A. Eide                                                3,539/(4)/           3,539           0
Stephen Gessner                                                3,539/(4)/           3,539           0
Alec Janes                                                     3,539/(4)/           3,539           0
Dean C. Laurance                                               3,539/(4)/           3,539           0
Melvyn W. Townsend, as Trustee of the Melvyn W.
   Townsend Revocable Trust                                    3,539/(4)/           3,539           0

                                                                                             Shares
                                                                                              Owned
                                                              Shares Owned     Shares To      After
Selling Securityholder/(1)/                                  Before Offering   Be Offered    Offering
---------------------------                                  ---------------   ----------    ---------
David A. Dent                                                   2,831/(4)/        2,831           0
Wayne Mills                                                     2,301/(2)(3)/     2,301           0
Tim Fredericks                                                  1,911/(2)(3)/     1,911           0
Ed Higgins                                                      1,770/(2)(3)/     1,770           0
David Lantz                                                     1,770/(2)(3)/     1,770           0
Darrell P. Hart                                                 1,769/(4)/        1,769           0
Bruce D. Haslerud, as Trustee
   of the Independent
   Millwork, Inc. Profit
   Sharing Plan                                                 1,769/(4)/        1,769           0
Mac W. Lutz III                                                 1,769/(4)/        1,769           0
Donald M. Mattsson and
   Nora J. Mattsson, JT TEN                                     1,769/(4)/        1,769           0
Daniel S. Perkins and Patrice
   M. Perkins, JT TEN                                           1,769/(4)/        1,769           0
Joan Elizabeth Peters and
   James Gregory Peters, as
   Trustees of the Joan
   Elizabeth Peters Trust
   Under Agreement dated
   July 25, 1996                                                1,769/(4)/        1,769           0
David H. Potter and Lise E. Potter, JT TEN                      1,769/(4)/        1,769           0
   D. Kolasch and Jay Slattery,
   as Trustees of the D.
   Kolasch 401K Trust                                           1,769/(4)/        1,769           0
Michael S. Stamer                                               1,769/(4)/        1,769           0
S & S Associates                                                1,769/(4)/        1,769           0
Oban Capital Assets, Inc.                                       1,415/(4)/        1,415           0
Paragon Enterprises, Inc.                                       1,415/(4)/        1,415           0
James Wilmot                                                      944/(5)/          944           0
   First Trust National
   Association, Trustee, for
   the benefit of Dennis Doyle                                    707/(4)/          707           0
Arthur Sund Nelson                                                707/(4)/          707           0
Ernest Andberg                                                    531/(2)(3)/       531           0
Doug Pitchard                                                     531/(2)(3)/       531           0
Terry Stewart                                                     440/(2)(6)/       440           0
Dennis Nielson                                                    354/(2)(3)/       354           0
Jack Nielson                                                      176/(2)(3)/       176           0
Marty Golden                                                      106/(2)(7)/       106           0
Terry Nelson                                                       35/(2)(7)/        35           0
                                                              -------           -------           -
         Totals                                               203,272           203,272           0
                                                              =======           =======           =


/1/ The persons named in the table have sole voting and investment power with respect to all shares of Ascend Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

2 The Warrant contains "cashless" exercise provisions. These provisions allow the holder of the warrants to apply the difference between the exercise price of the warrants and the higher fair market value of the Common Stock underlying the warrants to the payment of the exercise price. Assuming all of the Selling Securityholders eligible to use a cashless exercise did so, and assuming a fair market value of the Company's Common is $73.00 the last sales price of the Company's Common Stock on November 26, 1996 as reported on The Nasdaq National Stock Market, an aggregate of approximately 148,541 shares of Common Stock would be issued upon the exercise of all of the Warrants.

3    Represents Underwriter's Warrants exercisable at $29.67 per share.

4    Represents Bridge Warrants exercisable at $15.83 per share.

5 Represents Agents' Warrants, 591 shares of which are exercisable for $9.19 per share and 353 shares which are exercisable at $3.54 per share. The Agents' Warrant exercisable at $9.19 per share contains a "cashless exercise" provision.

6    Represents Agents' Warrants exercisable at $7.07 per share.

7    Represents Agents' Warrants exercisable at $9.19 per share.

                             PLAN OF DISTRIBUTION

     Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Shares for whom they may act as agents. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Shares offered hereby. However, and as described in "Use of Proceeds," the Company could receive up to $5.1 million upon exercise of all of the Warrants (of which there can be no assurance).

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Securityholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus constitutes a part, effective for as long as any Warrants remain outstanding.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Securityholders. The Company could receive up to $5.1 million upon exercise of all of the Warrants (of which there can be no assurance). The Company intends to use any proceeds received from the exercise of Warrants for general corporate purposes, including working capital.

                                 LEGAL MATTERS

     The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Ascend Communications, Inc. incorporated by reference and appearing in Ascend Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of NetStar, Inc., as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995, incorporated in this Prospectus by reference from Ascend Communications, Inc.'s Registration Statement on Form S-4 dated July 11, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

===============================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Risk Factors...............................................................   3
Selling Securityholders....................................................   9
Plan of Distribution.......................................................  12
Use of Proceeds............................................................  12
Legal Matters..............................................................  12
Experts....................................................................  12

===============================================================================

===============================================================================

                                203,272 SHARES



                          ASCEND COMMUNICATIONS, INC.



                                 COMMON STOCK



                                 -------------

                                  PROSPECTUS

                                 -------------



                                                        , 1996

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission Registration fees and Nasdaq filing fee.

                                                                To be Paid
                                                                   By The
                                                                Registrant
                                                                ----------

SEC Registration Fee..........................................     $ 3,369
Nasdaq filing fee.............................................       4,066
Accounting fees and expenses..................................       3,000
Printing......................................................       1,000
Transfer agent and registrar fees and expenses................           0
Blue Sky fees and expenses....................................           0
Legal fees and expenses.......................................      10,000
Miscellaneous expenses........................................         565
                                                                   -------
        Total.................................................     $22,000
                                                                   =======

        The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Securityholders, excluding fees and expenses of counsel to the Selling Securityholders and any underwriting commissions and discounts, filing fees and transfer or other taxes, which shall be borne by the Selling Securityholders.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("Delaware Law") permits identification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Company entered into separate indemnification agreements with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

        These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought.

ITEM 16.   EXHIBITS.

        The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------

4.1(1) Agreement and Plan of Merger dated May 30, 1996 by and among the Company Nebula Acquisition Corporation, a Minnesota corporation, and NetStar, Inc., a Minnesota corporation

4.2(2)  Form of Warrant Agreements

5.1(2)  Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.


23.1    Consent of Ernst & Young LLP, independent auditors.

23.2(2) Consent of Gray Cary Ware & Freidenrich, A Professional Corporation.
        (included in Exhibit 5.1).


23.3    Consent of Deloitte & Touche LLP, independent auditors.

24.1(2) Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

________________
(1) Filed as an exhibit to the Company's Registration Statement on Form S-4 filed July 15, 1996 (No. 333-07967) and incorporated herein by reference.

(2)  Previously filed.

ITEM 17.   UNDERTAKINGS.

        A.   The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or the aggregate, represented a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum of offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee table in effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E.   The undersigned Registrant hereby undertakes that:

             (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

             (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on the 2nd day of December, 1996.

                                        ASCEND COMMUNICATIONS, INC

                                        By: /s/ Robert K. Dahl
                                            ---------------------------------
                                                      ROBERT K. DAHL
                                            Vice President Finance and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act of 1933, this post-effective Amendment No. 1 to Registration Statement has been signed below on December 2nd, 1996 by the following persons in the capacities indicated.

        SIGNATURE               TITLE                       DATE
        ---------               -----                       ----

* Mory Ejabat               President, Chief Executive         December 2, 1996

------------------------    Officer and Director (Principal
    (Mory Ejabat)           Executive Officer)


/s/ Robert K. Dahl          Vice President Finance, Chief      December 2, 1996

------------------------    Financial Officer and Director
   (Robert K. Dahl)         (Principal Financial Officer)


* Michael J. Johnson        Controller and Chief Accounting    December 2, 1996

------------------------    Officer (Principal Accounting
  (Michael J. Johnson       Officer)


                            Director                           December 2, 1996

------------------------
   (Betsy S. Atkins)


* Roger L. Evans            Director                           December 2, 1996

------------------------
    (Roger L. Evans)


*  C. Richard Kramlich      Director                           December 2, 1996

------------------------
 (C. Richard Kramlich)


* James P. Lally            Director                           December 2, 1996

------------------------
   (James P. Lally)


                            Director                           December 2, 1996

------------------------
  (Martin Schoffstall)


* By: /s/ Robert K. Dahl
      ------------------
       (Robert K. Dahl,
     as Attorney-in-fact)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                                                  Page No.
-------                                                                 --------

4.1(1) Agreement and Plan of Merger dated May 30, 1996 by and among the Company Nebula Acquisition Corporation, a Minnesota corporation, and NetStar, Inc., a Minnesota corporation

4.2(2)  Form of Warrant Agreements

5.1(2)  Opinion of Gray Cary Ware & Freidenrich, A Professional
        Corporation.


23.1    Consent of Ernst & Young LLP, independent auditors.

23.2(2) Consent of Gray Cary Ware & Freidenrich, A Professional
        Corporation. (included in Exhibit 5.1).


23.3    Consent of Deloitte & Touche LLP, independent auditors.

24.1(2) Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

________________
(1) Filed as an exhibit to the Company's Registration Statement on Form S-4 filed July 15, 1996 (No. 333-07967) and incorporated herein by reference.

(2)  Previously filed.